Suite 1550 – 355 Burrard Street

Vancouver, B.C., Canada, V6C 2G8

Tel: (604) 331-1757  Fax: (604) 669-5193

CDNX - DRK

   OTC BB - DRKOF

           Form 20-F File No.: 0-30072

September 26, 2003

DEREK CLOSES SECOND TRANCHE

 OF PRIVATE PLACEMENT

(Vancouver, B.C., September 26, 2003) – Derek Oil & Gas Corporation (the “Company”) reports that, on September 25, 2003, the Company closed the second tranche of a private placement announced on July 23, 2003.  The second tranche represents 666,667 units, purchased by a single placee at a cost of $0.15 per unit, each unit consisting of a common share and ½ (one-half) of one common share purchase warrant.  Each common share purchase warrant may be redeemed for one common share at a price of $0.20 within one year.  No finder’s fee  was paid on the second tranche of the placement.

These securities are subject to a hold period expiring at midnight on January 25, 2004.  In addition, these securities are subject to the United States Securities Act of 1933 or any applicable State Securities Laws.

DEREK OIL & GAS CORPORATION

____”Barry C.J. Ehrl”___

Barry C.J. Ehrl, Director

For further information please contact Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail:  info@derekresources.com

The Canadian Venture Exchange has neither approved nor disapproved the information contained herein

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1550, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.